Exhibit 3.2

SECOND AMENDED AND RESTATED BYLAWS

OF

ELECTRONICS FOR IMAGING, INC.,

A DELAWARE CORPORATION

(Adopted as of July 23, 2019)

SECOND AMENDED AND RESTATED BYLAWS

OF

ELECTRONICS FOR IMAGING, INC.

ARTICLE I

OFFICES

SECTION 1.01 Electronics for Imaging, Inc. (the “Corporation”) may have offices at such places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

SECTION 2.01 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and the transaction of such other business as may properly be brought before the meeting in accordance with these Bylaws at such date, time and place, if any, as may be fixed by resolution of the Board of Directors of the Corporation from time to time. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

SECTION 2.02 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board, if any, the holders of a majority of the outstanding shares, or pursuant to a resolution approved by a majority of the whole Board of Directors or by a committee of the Board of Directors authorized to call such meetings and by no other person. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. The business transacted at a special meeting of stockholders shall be limited solely to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting.

SECTION 2.03 Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 2.04 Stockholder Lists. The officer of the Corporation who has charge of the stock ledger shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 2.05 Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

SECTION 2.06 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of stockholders. In the absence of a quorum, the stockholders so present may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

SECTION 2.07 Voting; Proxies; Required Vote.

(a) Except as otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or by proxy at such meeting. Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast in the election of directors. Each other question shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or by proxy at the meeting.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

(c) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the minutes of proceedings of the stockholders. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 2.08 Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspector or inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

SECTION 2.09 Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, and no more than 60 days prior to any other such action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

SECTION 3.02 Number and Tenure. The Board of Directors shall consist of not less than one member, the exact number of which shall initially be fixed by the incorporator of the Corporation and thereafter from time to time by the Board of Directors or the holders of a majority of the outstanding shares. Except as provided in Section 3.03, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

SECTION 3.03 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, the affirmative vote of the holders of a majority of the outstanding shares, or by a sole remaining director, and the directors so chosen shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

SECTION 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

SECTION 3.05 Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be held at such times and places as may be determined by the chairman or by any director. Notice of each special meeting of the Board of Directors shall be given to each director by mailing the same at least 48 hours before the date of the meeting, or by telegraphing, telephoning or emailing the same or by delivering the same personally not later than twenty-four hours before the date of the meeting.

SECTION 3.06 Quorum. Except as otherwise provided by law, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

SECTION 3.07 Actions by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 3.08 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in these Bylaws or in the resolution of the Board of Directors designating such committee, or an amendment to such resolution, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

SECTION 3.09 Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 3.09 shall constitute presence at such meeting.

ARTICLE IV

OFFICERS

SECTION 4.01 Election; Qualification; Term. The Board of Directors may, if it so determines, elect a Chairman of the Board from among its members. The Board of Directors may also elect a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents, one or more Assistant Secretaries, a Chief Financial Officer, one or more Assistant Treasurers and such other officers as it so determines. Any number of offices may be held by the same person. Each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 4.02 Resignation; Removal; Vacancies. Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. A vacancy occurring in any office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

SECTION 4.03 Powers and Duties of Executive Officers. The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board of Directors. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.

SECTION 4.04 Compensation. The salaries of all officers of the Corporation shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation.

SECTION 4.05 Delegation of Duties. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

STOCK CERTIFICATES

SECTION 5.01 Uncertificated Shares. Unless otherwise provided by resolution of the Board of Directors, each class or series of shares of the Corporation’s capital stock shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 5.02 Transfers of Shares. Transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

SECTION 5.03 Stockholders of Record. The Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01 Indemnification Obligation. The Corporation shall indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against expenses (including attorneys’ fees), judgments, losses, fines and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding commenced by such person only if the commencement of such Proceeding was authorized in the specific case by the Board of Directors.

The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against Losses actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

SECTION 6.02 Advance of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding subject to the provisions of the General Corporation Law of the State of Delaware or any other any applicable statutes.

SECTION 6.03 Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 6.04 Other Indemnification. Given that certain jointly indemnifiable claims (as defined below) may arise due to indemnification provided by certain indemnitee- related entities (as defined below) to the indemnified parties pursuant to this Article VI (each an “Indemnified Party” and together, the “Indemnified Parties”), the Corporation shall be fully and primarily responsible for the payment to the Indemnified Parties in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 6.04, irrespective of any right of recovery the Indemnified Parties may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Indemnified Parties may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Parties or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to any of the Indemnified Parties in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnified Parties against the Corporation, and the Indemnified Parties shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 6.04, entitled to enforce this Section 6.04.

For purposes of this Section 6.04, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses on account of Proceedings or Losses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, Proceeding for which any of the Indemnified Parties shall be entitled to indemnification or advancement of expenses from both (i) the Corporation, on the one hand, and (ii) any indemnitee-related entity pursuant to any other agreement between any indemnitee-related entity and the Indemnified Party pursuant to which such Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any indemnitee- related entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational documents or governing of any indemnitee-related entity, on the other hand.

SECTION 6.05 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. This Article VI shall apply prospectively as of the date hereof.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01 Seal. The corporate seal, if any, shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 7.02 Dividends. Dividends, if any, upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for any other purpose, and the Board of Directors may modify or abolish any such reserve.

SECTION 7.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

SECTION 7.04 Waiver of Notice. Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

SECTION 7.05 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VIII

AMENDMENTS

SECTION 8.01 These Bylaws may be amended, altered, changed, adopted and repealed or any new by-laws may be adopted by the Board of Directors. If the Board of Directors makes, amends or repeals any bylaw, the Corporation shall report in writing the substance of the change to the stockholders entitled to vote on amending the Bylaws, with or before notice of the next stockholders meeting. The stockholders may make additional bylaws and may alter and repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

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